EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EMRISE CORPORATION
a Delaware corporation

EMRISE Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.    The name of the corporation (hereinafter called the "Corporation") is EMRISE Corporation.
2.    The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 1989 (the "Certificate").
3.    The Certificate was amended and restated by filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 9, 2005 (the "Restated Certificate").
4.    The Restated Certificate was amended by filing of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on November 19, 2008 (the "Amendment").
5.    The Restated Certificate, as amended by the Amendment, are hereby amended by deleting the text of the first paragraph of Article IV and replacing it in its entirety with the following:
The Corporation is authorized to issue one class of capital stock to be designated "Common Stock" and another class of capital stock to be designated "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is seventy five million (75,000,000), with a par value of $0.0033 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is ten million (10,000,000), with a par value of $0.01 per share.

6.    The foregoing amendment to the Restated Certificate, as amended by the Amendment, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by the undersigned on this 1st day of July, 2011.

EMRISE CORPORATION
By:	/s/ Brandi L. Festa
	Name:	Brandi L. Festa
	Title:	Secretary

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